Portfolio Recovery Associates Reports Second Quarter 2005 Results

Net Income Increases 34% to $9.1 Million, or $0.56 per Share

Total Revenue Rises to $35.9 Million

NORFOLK, VA -- 07/26/2005 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases, collects and manages portfolios of defaulted consumer receivables, today reported net income of $9.1 million, or $0.56 per diluted share, for the quarter ended June 30, 2005.

The Company's second-quarter 2005 earnings represent growth of 34% from net income of $6.8 million, or $0.43 per diluted share, in the same period a year earlier.

Total revenue increased 28% to $35.9 million in the second quarter of 2005 from $28.1 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the second quarter of 2005, the Company applied 30.7% of cash collections to reduce the carrying basis of its owned debt portfolios. This ratio was 29.9% for the quarter ended June 30, 2004.

"Portfolio Recovery Associates posted another strong performance in the second quarter, with continued improvement in collector-force productivity driving record cash collections. On the portfolio-acquisition side, we spent a sizable $23 million on paper despite a continued, competitive environment from a pricing perspective. PRA continues to focus on achieving steady, disciplined growth through all market conditions and the second quarter of 2005 is a fine example of that strategy in action," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

The Company's first-half 2005 earnings totaled $18.0 million, or $1.12 per diluted share, compared with $12.8 million, or $0.81 per diluted share, for the first six months of 2004. First-half 2005 revenue was $71.7 million, compared with $53.4 million in the first half of 2004.

Financial and Operating Highlights

--  Cash collections rose 27% to a record $48.8 million in the second quarter of 2005 from $38.4 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at a record $137.02 for the first six months of 2005, compared with $117.59 for all of 2004 and
    $135.62 for the first quarter of 2005.

--  The Company purchased $1.36 billion of face-value debt during the second quarter of 2005 for $23.1 million.  This debt was purchased in 35 pools from 12 different sellers.

--  The Company's fee-for-service businesses generated revenue of $2.1 million, up from $1.3 million in the same period a year ago.

--  The Company's cash balances were $68.5 million as of June 30, 2005, up from $61.1 million as of March 31, 2005.  The Company continues to have no debt outstanding under its $25 million revolving line of credit.
"In the second quarter, Portfolio Recovery Associates once again demonstrated its ability to generate strong results with a conservative capital structure, while laying the foundation for an ever more profitable future. We finished the quarter with $68.5 million in cash, which is up more than 10% from March 31, 2005, with no credit-line usage. This was accomplished even as we were able to increase spending on portfolio acquisitions to $23.1 million, up 30% from the first quarter of this year," said Kevin P. Stevenson, Chief Financial Officer.

Conference Call Information

The Company will hold a conference call with investors today, July 26, 2005, at 5:30 p.m. EDT to discuss its second quarter results. Investors can access the call live by dialing 866-700-7173 for domestic callers or 617-213-8838 for international callers using the pass code 58727442.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers or 617-801-6888 for international callers using the pass code 62200487. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. Portfolio Recovery Associates purchases, collects and manages portfolios of defaulted consumer receivables and provides collateral location services for credit originators. Defaulted consumer receivables are the unpaid obligations of individuals to credit originators, including banks, credit unions, consumer and auto finance companies, retail merchants and other providers of goods and services. The defaulted consumer receivables Portfolio Recovery Associates collects are generally either purchased from sellers of defaulted consumer debt or are collected on behalf of debt owners on a commission basis.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contribution of the IGS Nevada business to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its Registration Statements on Form S-3, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                     Portfolio Recovery Associates, Inc.
                   Unaudited Consolidated Income Statements
                   (in thousands, except per share amounts)

                        Three Months  Three Months   Six Months  Six Months
                           Ended         Ended         Ended       Ended
                          June 30,      June 30,      June 30,    June 30,
                            2005          2004          2005        2004
                           -------       -------       -------     -------
Revenues:
   Income recognized on
    finance receivables    $33,823       $26,891       $66,072     $50,798
   Commissions               2,093         1,253         5,622       2,610
                           -------       -------       -------     -------

      Total revenue         35,916        28,144        71,694      53,408

Operating expenses:
   Compensation and
    employee services       10,415         9,211        21,276      17,748
   Outside legal and other
    fees and services        7,575         5,450        14,736       9,691
   Communications            1,040           811         2,098       1,818
   Rent and occupancy          512           433           988         862
   Other operating expenses    729           689         1,482       1,380
   Depreciation and
    amortization             1,039           463         1,980         911
                           -------       -------       -------     -------

      Total operating
       expenses             21,310        17,057        42,560      32,410
                           -------       -------       -------     -------

        Income from
         operations         14,606        11,087        29,134      20,998

Other income and (expense):
   Interest income             192            25           288          29
   Interest expense            (63)          (68)         (127)       (137)
                           -------       -------       -------     -------

        Income before
         income taxes       14,735        11,044        29,295      20,890

        Provision for
         income taxes        5,673         4,294        11,313       8,129
                           -------       -------       -------     -------

        Net income         $ 9,062       $ 6,750       $17,982     $12,761
                           =======       =======       =======     =======

Net income per common share
   Basic                   $  0.58       $  0.44       $  1.16     $  0.83
   Diluted                 $  0.56       $  0.43       $  1.12     $  0.81

Weighted average number
 of shares outstanding
   Basic                    15,599        15,322        15,565      15,313
   Diluted                  16,074        15,776        16,113      15,775

                Portfolio Recovery Associates, Inc.
            Unaudited Consolidated Summary Balance Sheets
                (in thousands, except share amounts)

                                                 June 30,    December 31,
ASSETS                                            2005           2004
                                               -----------    ------------

Cash and cash equivalents                      $    68,515    $     24,513
Investments                                              -          23,950
Finance receivables, net                           114,838         105,189
Property and equipment, net                          6,755           5,752
Goodwill                                             6,397           6,397
Intangible assets, net                               5,429           6,319
Other assets                                         1,689           3,056
                                               -----------    ------------

    Total assets                               $   203,623    $    175,176
                                               ===========    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable and accrued liabilities          13,954           7,635
  Deferred tax liability                            15,408          13,651
  Long-term debt & capital lease obligations         2,146           2,501
                                               -----------    ------------

    Total liabilities                               31,508          23,787

Stockholders' equity:
 Preferred stock, par value $0.01, authorized
  shares, 2,000,000, issued and outstanding
  shares - 0                                             -               -
 Common stock, par value $0.01, authorized
  shares, 30,000,000, issued and outstanding
  shares - 15,620,540 at June 30, 2005 and
  15,498,210 at December 31, 2004                      156             155
 Additional paid in capital                        103,648         100,905
 Retained earnings                                  68,311          50,329
                                               -----------    ------------

  Total stockholders' equity                       172,115         151,389
                                               -----------    ------------

    Total liabilities and stockholders' equity $   203,623    $    175,176
                                               ===========    ============

Contact:
Michelle Coulborn
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com